UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C

(Rule 14c-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

ERICKSON AIR-CRANE INCORPORATED

(Name of Registrant as Specified in its Charter)

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NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF A MAJORITY OF

THE OUTSTANDING VOTING STOCK OF ERICKSON AIR-CRANE INCORPORATED

Dear Erickson Stockholder:

The enclosed Information Statement is being furnished by the Board of Directors of Erickson Air-Crane Incorporated, a Delaware corporation, to the holders of record of our common stock at the close of business on July 22, 2013, or the Record Date, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended. The purpose of the enclosed Information Statement is to inform our stockholders of action taken by written consent of the holders of a majority of our voting stock. The enclosed Information Statement shall be considered the notice required under Section 228 of the Delaware General Corporation Law.

The following action was authorized by written consent of the holders of a majority of our outstanding voting stock: approval and adoption of the 2013 Retention Bonus Plan.

The consent we have received constitutes the only stockholder approval required under the Delaware General Corporation Law and our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws to approve and adopt the 2013 Retention Bonus Plan. Our Board of Directors is not soliciting your consent or your proxy in connection with this action and neither consents nor proxies are being requested from stockholders. The action taken by written consent of the holders of a majority of our outstanding voting stock will not become effective until the date that is 20 calendar days after the enclosed Information Statement is first mailed or otherwise delivered to holders of our common stock as of the Record Date.

THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO

STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS

DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND

YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

Date of this Notice and the enclosed Information Statement: August 22, 2013.

Sincerely yours,

/s/ Udo Rieder
Udo Rieder President and Chief Executive Officer

ERICKSON AIR-CRANE INCORPORATED

5550 SW MACADAM AVENUE, SUITE 200

PORTLAND, OREGON 97239

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND

YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY.

GENERAL INFORMATION

Erickson Air-Crane Incorporated, a Delaware corporation, with its principal executive offices located at 5550 SW Macadam Avenue, Suite 200, Portland, Oregon 97239, is sending you the enclosed Notice and this Information Statement to notify you of actions that the holders of a majority of our outstanding voting stock have taken by written consent in lieu of a special meeting of stockholders. References in this Information Statement to the “Company,” “we,” “our,” “us,” “Erickson” and “EAC” are to Erickson Air-Crane Incorporated.

Copies of this Information Statement are being mailed on or about August 23, 2013, to the holders of record on July 22, 2013, which we refer to as the Record Date, of the outstanding shares of our common stock.

Action by Written Consent

The following action was approved by the written consent of the holders of a majority of our outstanding voting capital stock as of the Record Date, which we refer to as the Written Consent, in lieu of a special meeting:

•	Approval and adoption of the 2013 Retention Bonus Plan.

The approval becomes effective on the date that is 20 calendar days after this Information Statement is first mailed or otherwise delivered to holders of our common stock as of the Record Date.

Stockholders Entitled to Receive Notice of Action by Written Consent

Under Section 228 of the General Corporation Law of the State of Delaware, or the DGCL, our Second Amended and Restated Certificate of Incorporation, or our Certificate of Incorporation, and our Second Amended and Restated Bylaws, or our Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which shares entitled to vote thereon consented to such action in writing. Prompt notice of any action so taken by written consent must be provided to all holders of our common stock as of the Record Date.

Each share of our common stock entitles its holder to one vote on each matter submitted to stockholders. Holders of the Mandatorily Convertible Cumulative Participating Preferred Stock, Series A, or our Preferred Stock, do not have any voting rights with respect to their shares of Preferred Stock on matters submitted generally to our stockholders. There will be no vote on the approval and adoption of the 2013 Retention Bonus Plan, or the Plan, because the holders of the majority of our outstanding common stock have provided their written consent for such approval and adoption as allowed by Section 228 of the DGCL. No other votes are required or necessary.

Only holders of record of our common stock at the close of business on the Record Date are entitled to notice of the action taken by the Written Consent. As of the Record Date, 9,769,476 shares of common stock were outstanding and entitled to take action by written consent and to receive notice of the action taken by the Written Consent. As of the Record Date, ZM EAC LLC, ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P, to which we refer together as the ZM Funds, collectively held of record 5,602,970 shares of our common stock, which represented approximately 57.4% of the outstanding shares of our common stock. Quinn Morgan, who serves on our Board of Directors, is the managing member of ZM EAC LLC. Mr. Morgan and Kenneth Lau, who also serves on our Board of Directors, are managers of ZM Private Equity Fund I, L.P. and ZM Private Equity Fund II, L.P.

Effective Date of Action by Written Consent

Pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, the earliest date that the corporate action being taken pursuant to the Written Consent can become effective is 20 calendar days after the first mailing or other delivery of this Information Statement. On the 20th calendar day after the first mailing or other delivery of this Information Statement, the approval and adoption of the Plan will become effective. We recommend that you read this Information Statement in its entirety for a full description of the action approved by the holders of a majority of our outstanding common stock.

Dissenters’ Rights of Appraisal

Stockholders do not have any dissenters’ rights or appraisal rights in connection with the approval and adoption of the Plan.

Costs of the Information Statement

We are mailing this Information Statement and will bear the costs associated therewith. We are not making any solicitations. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending the Information Statement to beneficial owners of our common stock.

REASONS FOR THE APPROVAL OF THE 2013 RETENTION BONUS PLAN

On May 2, 2013, we acquired Evergreen Helicopters, Inc., or EHI, from Evergreen International Aviation, Inc., or EIA, pursuant to the Stock Purchase Agreement, dated March 18, 2013, as amended on May 1, 2013 by the First Amendment to Stock Purchase Agreement, by and among us, EIA, EHI, EAC Acquisition Corporation, a Delaware corporation and our wholly owned subsidiary, and Delford M. Smith, or the Stock Purchase Agreement. In connection with this transaction, EHI purchased nine aircraft from an affiliated entity of EIA. We refer to the acquisition and the purchase of the nine aircraft as the Evergreen Acquisition. The Plan was developed for the purpose of retaining mission critical personnel who will enable us to succeed in our ongoing integration efforts following the Evergreen Acquisition and to motivate such persons to continue contributing to our growth and profitability, including with respect to the integration of EHI and its subsidiaries.

The Plan will be administered by the Compensation Committee of our Board of Directors, or the Plan Administrator, which will have the discretionary authority to interpret and administer the Plan and to adopt rules and regulations to implement the Plan. The Plan Administrator has delegated to our chief executive officer, or the Executive Administrator, the day-to-day implementation and interpretation of the Plan, including the approval of individual payouts under the Plan to employees other than our executive management team. The Executive Administrator has the sole and absolute discretion to determine the level of achievement, the amount of any bonus awards and the timing of payment of any bonus awards to be paid hereunder (provided that any such determinations in respect of our executive management team shall be made by the Plan Administrator). Approval by the Plan Administrator or our Board of Directors shall be required for the approval of the Plan itself and any material amendments to the Plan, approval of the aggregate payout under the Plan, and approval of individual payouts under the Plan to our executive management team (including the timing or acceleration of any such payments).

Only full-time exempt employees are eligible to participate in the Plan. A former employee is not eligible to participate in the Plan if he or she resigns or is terminated for any reason at any time before a bonus is paid pursuant to the Plan. A person may be considered ineligible for the Plan at any time and for any reason at the Plan Administrator’s or Executive Administrator’s discretion regardless of whether he or she remains one of our employees.

The aggregate amount of bonus awards payable under the Plan shall not exceed $2,000,000 (less our share of FICA taxes required to be withheld on the retention bonuses). No amounts awarded or accrued under the Plan will be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded under the Plan will at all times be our unfunded and unsecured obligation. Generally, bonus awards under the Plan will be paid in equal quarterly installments over the year beginning in August 2013.

The Plan has been approved by the Plan Administrator and the holders of a majority of our outstanding voting capital stock as of the Record Date pursuant to the Written Consent.

INTERESTS OF CERTAIN PERSONS ON MATTERS TO BE ACTED UPON

Certain of our directors and officers, none of whom is a member of the Plan Administrator, are each entitled to bonus awards pursuant to the Plan, as determined by the Plan Administrator, in the amounts set forth opposite their names:

Udo Reider	$160,000
Charles Ryan	$120,000
H.E. “Mac” McClaren	$80,000
Edward Rizzuti	$80,000

OUR BUSINESS

Our Company

Erickson Air-Crane Incorporated is a leading global provider of aviation services to a mix of commercial and government customers. Erickson currently operates a diverse fleet of 85 rotary-wing and fixed wing aircraft, including 20 heavy-lift S-64 Aircranes, which we refer to as the Aircrane. This fleet supports a wide and worldwide variety of government and commercial customers, across a broad range of aerial services, including critical supply and logistics for deployed military forces, humanitarian relief, firefighting, timber harvesting, infrastructure construction, and crewing. We also maintain a vertical manufacturing capability for the Aircrane, related components, and other aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. Founded in 1971, Erickson Air-Crane is headquartered in Portland, Oregon and maintains facilities and operations in North America, South America, the Middle East, Africa and Asia-Pacific.

On May 2, 2013, we acquired EHI, from EIA. Pursuant to the Stock Purchase Agreement, we purchased from EIA 100% of the outstanding share capital of EHI for $250.0 million, consisting of $185.0 million in cash, $17.5 million in our subordinated notes, and 4,008,439 shares of our Preferred Stock, valued at $47.5 million (based on an agreed upon value of $11.85 per share). Our Preferred Stock is convertible, at our option, into an equal number of shares of our common stock, subject to stockholder approval under NASDAQ marketplace rules. On July 22, 2013, by written consent of the holders of a majority of our outstanding voting capital stock as of June 24, 2013, our stockholders approved the issuance of 4,008,439 shares of our common stock upon conversion of 4,008,439 shares of the Preferred Stock, or the Conversion Approval. The Conversion Approval was approved by stockholders owning 5,602,970 shares of our common stock, or approximately 57.4% based on the 9,769,476 shares of our common stock outstanding as of close of business on June 24, 2013. We mailed or delivered an information statement with respect to the Conversion Approval, or the Conversion Information Statement, on or about July 23, 2013 to holders of record of our common stock as of the close of business on June 24, 2013. The Conversion Approval becomes effective on August 12, 2013, which is the date that is 20 calendar days after the date we first mailed or otherwise delivered the Conversion Information Statement to our stockholders.

In connection with the Evergreen Acquisition, EHI purchased nine aircraft from an affiliated entity of EIA for an aggregate purchase price of approximately $13.0 million, of which $9.0 million of the purchase price for the nine aircraft was paid at closing, with the balance payable by us in four quarterly installments of $1.0 million each; however, we elected to pay this remaining amount within two business days of the closing of the Evergreen Acquisition and received a discount of $50,000 from the aggregate purchase price for these nine aircraft. In addition, EIA issued us a last-out, first lien secured promissory note with a principal amount of $6.15 million in connection with the estimated working capital deficit that EHI had on the date of closing as opposed to the level of working capital that EHI was required to have on the date of closing pursuant to the original terms of the Stock Purchase Agreement before the First Amendment.

EHI, based in McMinnville, Oregon, is a diversified global provider of air transport services for cargo and personnel to government and commercial customers. EHI has approximately 400 employees and offers a diverse mix of services, including passenger transport, cargo transport, medevac, disaster relief, firefighting, natural resource development, and recreation. EHI holds two Part 135 Aviation Operating Certificates and is certified and regulated by the Commercial Airlift Review Board, or CARB, in addition to holding several repair station certificates. These certifications enable EHI to carry commercial passengers as well as United States Department of Defense and State Department personnel on a for hire basis. EHI’s 126 pilots have an average of more than 8,150 flight hours. A portion of the existing EHI fleet is not currently on contract, offering a significant revenue generating opportunity.

The completion of the Evergreen Acquisition provided us with an incremental fleet of 63 aircraft, consisting of 50 medium and light helicopters as well as 13 fixed-wing aircraft. This diverse fleet serves a wide range of customers, including significant passenger transport and airlift services for the United States Department of Defense and State Department. EHI’s operations span the globe, including a presence in North America, the Middle East, Africa, and Asia.

We are headquartered at 5550 SW Macadam Avenue, Suite 200, Portland, Oregon 97239 and our phone number is (503) 505-5800. Our website address is www.ericksonaircrane.com. The information on, or accessible through, our website is not a part of this prospectus and shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Air Amazonia Acquisition

On July 19, 2013, we entered into a quota purchase agreement, or the Quota Agreement, and an aircraft purchase agreement, or the Aircraft Agreement, and together with the Quota Agreement and all related agreements, the HRT Agreement, with Air Amazonia Serviços Aeronáuticos Ltda., or Air Amazonia, and HRT Participações em Petróleo S.A. and certain of its affiliates, or HRT. The transactions contemplated by the HRT Agreement are collectively referred to as the Air Amazonia Acquisition.

Pursuant to the Quota Agreement, we agreed to purchase all of the stock capital of Air Amazonia for a purchase price of $6.0 million, subject to certain adjustments, plus certain additional amounts contingent on Air Amazonia’s future revenues. Pursuant to the Aircraft Agreement, we agreed to purchase six rotary-wing aircraft of varying types and mission capabilities from HRT for a purchase price of $17.0 million, plus an additional $3.0 million payable upon the earlier of our obtaining a Part 135 air operator regulatory approval for Air Amazonia from the Brazilian National Civil Aviation Agency or twelve months from closing of the Air Amazonia Acquisition. At the closing of the Air Amazonia Acquisition, Air Amazonia would enter into a one-year aerial services agreement, with HRT to provide ongoing aerial services for expected annual revenues of at least $29.0 million, which HRT may extend on an annual basis for up to four years. Upon the closing of the Air Amazonia Acquisition, we would have a one-year right of first refusal to purchase any or all of HRT’s remaining seven aircraft. During the term of the aerial services agreement and the first two annual extensions, we would also have the right of first refusal on aerial services in Brazil from HRT and in the Solimoes region of Brazil from Rosneft Brasil E&P Ltda to support its onshore oil and gas operations, and HRT would not compete with business conducted by Air Amazonia.

The Air Amazonia Acquisition is subject to several conditions to closing, including delivery of Air Amazonia financial statements for the year ended December 31, 2012, approval of an aerial services agreement and a maintenance and other services agreement by certain third parties, transfer of various regulatory permits, the negotiation and execution of agreements regarding properties used in Air Amazonia’s business, an appraisal of the stock capital of Air Amazonia by an independent expert, certain third party consents, satisfactory inspections of the acquired aircraft, the parties’ agreement concerning transition services, completion of a reduction in force within Air Amazonia, corporate and shareholder approvals, and regulatory filings and registrations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.ericksonaircrane.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this Information Statement. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

Statements contained in this Information Statement concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Information Statement certain information. This means that we can disclose important information to you by referring you to those documents that contain the information. The information we incorporate by reference is considered a part of this Information Statement. We incorporate by reference the documents listed below, which have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 8, 2013;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 9, 2013 and for the fiscal quarter ended June 30, 2013, filed with the SEC on August 14, 2013;

•

Our Current Reports on Form 8-K filed with the SEC on March 7, 2013, March 20, 2013, April 25, 2013, May 1, 2013, May 8, 2013 (as amended on June 10, 2013 and July 18, 2013), June 12, 2013, June 18, 2013, July 25, 2013 and July 26, 2013.

We will only deliver one Information Statement to multiple common stockholders sharing an address unless we have received contrary instructions from one or more of the common stockholders. Upon written or oral request, we will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any common stockholder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any common stockholder or holders sharing an address to which multiple copies are now delivered.

We undertake to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain any of the documents incorporated by reference through the SEC or the SEC’s website as described above or on our corporate website at www.ericksonaircrane.com. You may request copies of the documents incorporated by reference in this Information Statement, at no cost, by writing or telephoning us at:

5550 SW Macadam Avenue, Suite 200

Portland, OR 97239

(503) 505-5800